FOR IMMEDIATE RELEASE

        For Additional Information Contact:
        David B. Barbour, President and Chief Executive Officer
        Lisah M. Frazier, Chief Financial Officer and Chief Operating Officer
        (606) 325-4789
        Fax (606) 324-1307
        www.bank-anywhere.com


             CLASSIC BANCSHARES ANNOUNCES CONSOLIDATION OF ITS BANK
                  CHARTERS AND A CENTRALIZED OPERATIONS CENTER


         Ashland, Kentucky, -- January 29, 2001 -- Classic Bancshares, Inc. (NASDAQ -- CLAS), the holding company for Classic Bank of Ashland and The First National Bank of Paintsville, announced today its intent to merge these subsidiaries effective March 16, 2001, subject to regulatory approval. The resulting institution will be a Kentucky chartered commercial bank known as Classic Bank. After regulatory approval, all offices of the two institutions will be a part of Classic Bank. In addition, several operational functions will be consolidated and located in Ashland, Kentucky. The charter and operational consolidations will result in the elimination or transfer of 10 positions, although this will be offset by the opening of a new Paintsville, Kentucky banking office in mid-March, resulting in a net loss of no more than four positions.

         David B. Barbour, President and Chief Executive Officer of Classic Bancshares, Inc. and Classic Bank remarked, "In today's changing marketplace and demand for earnings performance, the business model of operating separate banking subsidiaries could not provide the economies of scale and operating efficiencies desired by management and shareholders. We believe that both operating performance and customer service will improve as a result of this consolidation."

         "Regretfully, the consolidation of the two banks will result in employee eliminations and relocations within the Company. Fortunately, the anticipated opening of our third banking office in the Johnson County market in mid-March will mitigate this reduction. This combination of our two banking subsidaries and resulting consolidation of operations in our Ashland office, is the result of several months of strategic focus and planning by members of management to enhance operations and financial performance. While the Company has been able to record ten consecutive quarters of growth in earnings per share, the task of continuing this momentum would be difficult in future periods without continued cost reductions."

         In conclusion, Barbour commented, "management has been careful to leave intact a core community support and marketing group in each market area that will be responsible for the continued growth in loans and deposits at each location through continued local autonomy and decision making. The consolidation within the operations group will serve to improve customer service, while utilizing a centralized operations location to create backroom effeciencies."

         The Company expects to meet its previously announced earnings estimate for the year ended March 31, 2001 or $1.10 per share on an operating basis. However, as a result of the one-time restructuring charge of approximately $150,000 related to the consolidation, net earnings as adjusted are expected to be $1.01 per share.


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         The  consolidation  of operations and the elimination of positions will result in significat cost savings in future periods. However, some cost savings will be offset by the additional operating cost of the new banking office in the Paintsville market.

         When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identiy "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumatances after the date of such statements or to relect the occurrence of anticipated or unanticipated events.